NEWS RELEASE
	Contact:	Christopher L. Boone
Chief Financial Officer
(936) 631-2749
FOR IMMEDIATE RELEASE
DRG&L
Jack Lascar / 713-529-6600
Anne Pearson / 210-408-6321

Lufkin Industries Reports Third Quarter 2011
Results from Continuing Operations

LUFKIN, Texas, October 19, 2011 – Lufkin Industries, Inc. (NASDAQ: LUFK) today announced financial and operating results for the third quarter of 2011.
Excluding the $0.12 per diluted share impact of acquisition-related expenses for the purchases of Quinn’s Oilfield Supply and Pentagon Optimization Services, adjusted earnings from continuing operations for the third quarter of 2011 increased 37% to $18.1 million, or $0.59 per diluted share, compared with adjusted earnings of $13.3 million, or $0.44 per diluted share, for the third quarter of 2010.  The 2010 results excluded a $0.7 million after tax, or $0.02 per diluted share impact related to a class-action lawsuit.  On a GAAP reported basis, the Company’s third quarter 2011 net earnings from continuing operations were $14.4 million, or $0.47 per diluted share, compared to 2010 third quarter reported earnings of $0.42 per diluted share.
As previously reported, third quarter 2011 results were negatively affected primarily by four factors: 1) Reduced utilization in the Company’s U.S. factory producing rod lift units that resulted from materials shortages, which ultimately lowered revenue for the quarter; 2) unscheduled machine down time and process related problems that impacted the Texas plants in both the Oilfield and Power Transmission divisions; 3) logistical problems encountered by customers that delayed shipment; and 4) the non-cash impact of higher-than-expected LIFO expenses, primarily in the Oilfield Division.  These factors, in aggregate, reduced earnings per diluted share by $0.26.
Revenues for the third quarter increased 35% to $231.7 million compared with $172.1 million for the third quarter of 2010, and also increased 2% sequentially, with Canada, Automation and U.S. aftermarket service leading Oilfield Division performance, and Gear Repair and France leading in the Power Transmission Division.
“As we mentioned two weeks ago, we are disappointed by our third quarter results and have worked aggressively to resolve those issues that are within our control,” said John F. “Jay” Glick, President and Chief Executive Officer of Lufkin.
“We have largely addressed the materials supply challenges we faced in the third quarter, and we expect machine reliability to improve significantly, as many of the operating problems that we confronted were caused by record high summer temperatures in Texas throughout the quarter that have now subsided.
“In Power Transmission, we have completed first article testing on several of the projects that were delayed in the third quarter, and the renewed emphasis on manufacturing performance should positively affect results for the remainder of the year.
 “Oilfield’s new order bookings increased 17% from the third quarter of last year, driven by strong order flow in North American pumping units.  North American pumping unit bookings rose 33% from last year’s third quarter. Sequentially, bookings in the Oilfield Division declined 20% predominately due  to  annual requirements for two Latin American customers that booked in Q2 not repeating in Q3.
“Bookings in the Power Transmission Division during the third quarter increased 24% from last year but declined 8% sequentially.  Although Power Transmission bookings slowed somewhat from the record pace we experienced in the first half of this year, the $46 million of bookings in the third quarter came in as anticipated and reflect continued strong demand for high-speed gear drives for oil and gas and power generation infrastructure projects.
“Our total company backlog increased 40% to $289.9 million from $207.1 million in the third quarter of 2010 but declined 10% sequentially from $320.5 million.
“To meet the current level of demand, we have significantly increased headcount at our U.S. factories. During the third quarter, we continued to face the challenges that accompany every recovery, such as training new employees and commissioning new equipment, but we are making progress, and we expect productivity to improve in the fourth quarter.
 “Higher factory utilization in both our divisions, coupled with slightly better pricing, is expected to drive improved margins going forward. As a result, based on the level of orders in the backlog and the internal improvements being implemented at our factories, we expect fourth quarter financial and operating results to reflect sequential improvements from third quarter levels,” Glick said.
“Also during the third quarter, we improved our strategic positioning in North America with the acquisition of Pentagon Optimization Services.  This acquisition immediately expands our footprint in Canada, which is the second-largest plunger lift market outside the U.S. It also improves our existing plunger lift product portfolio and provides entry into the well optimization, engineering and testing services market, which is highly complementary to our Automation strategy.
“In addition, we reached an agreement to acquire substantially all of the assets of Quinn’s Oilfield Supply, based in Alberta, Canada.  Quinn’s is the largest independent reciprocating rod pump manufacturer in North America and manufactures and distributes progressive cavity pumps and related equipment. The acquisition of Quinn’s strengthens our strategy of expanding our product portfolio in artificial lift systems and further expands our footprint in Canada.
“In early October we signed a new three-year labor agreement with the three unions representing the hourly work force at our Lufkin, Texas manufacturing facilities.  We are very pleased with the outcome of these negotiations, as our focus was on ensuring competitive wages and benefits while also protecting Lufkin’s ability to compete successfully in the global markets we serve,” added Glick.

THIRD QUARTER RESULTS

Oilfield Division – Oilfield revenue for the third quarter of 2011 increased 42% to $183.5 million, compared to $129.5 million in the third quarter of 2010 and was up 3% from the second quarter of 2011. The revenue increase was led by improved performance in Canada, the United States – especially in the Permian Basin, the Bakken and the Eagle Ford shale plays – and in North Africa from new pumping units, service and automation sales. Automation revenues were up 6% sequentially, setting two consecutive new highs for shipments, as customers continue upgrading to higher-value variable-speed drives to optimize production and minimize well operating costs. Oilfield’s new order bookings increased 17% to $155.7 million from $133.4 million a year ago but were down 20% from $195.3 million in the prior quarter. We expect Automation to realize record bookings in 2011.  Oilfield’s backlog increased to $166.7 million at September 30 from $105.6 million at the end of last year’s third quarter but decreased from $195.3 million at June 30. Gross margin for the Oilfield Division declined to 22.7% in the third quarter compared to 24.4% in the third quarter of last year and from 24.3% sequentially.
Power Transmission Division – Revenues from Lufkin’s Power Transmission products increased 13% to $48.2 million from $42.6 million in last year’s third quarter and were up slightly from $47.8 million in the second quarter of 2011.  The year-over-year increase was driven by improved domestic and international shipments and better-than-expected performance from repair and services. New order bookings in Power Transmission were up 24% from a year ago to $46.1 million but were down 8% sequentially.  For the third quarter as a whole, 34% of new order intake originated from the oil and gas, refining and petrochemical industries and 21% from the power generation sector. Power Transmission Division backlog at September 30 grew to $123.2 million, up from $101.6 million at the end of last year’s third quarter and down from $125.3 million sequentially. Gross margin for the Power Transmission Division declined to 25.5% in the third quarter compared to 27.4% a year ago and from 29.0% sequentially.
Consolidated – As a result of manufacturing and supply chain issues Lufkin faced during the third quarter, consolidated gross profit margin for the quarter declined to 23.3% of revenues, compared to 25.2% of revenues in last year’s third quarter and to 25.3% in the second quarter of 2011.  Selling, general and administrative expenses before special items as a percentage of revenues declined to 11.0% compared to 13.0% in the prior year period and 12.5% sequentially. Operating income before special items increased 37% to $28.5 million from $20.8 million in last year’s third quarter, and decreased 2% from $29.0 million sequentially.

OUTLOOK
“We remain cautiously optimistic about the outlook for both Oilfield Services and Power Transmission going forward, as the market fundamentals remain solid and support continued investment in the energy and industrial sectors,” Glick said.  “While global economic uncertainty and volatile oil prices may have caused some customers to purchase smaller quantities of equipment and reduce their planning horizons, we remain encouraged by the fundamentals that underpin the demand for our products in North America and targeted international markets well into the future.
“The recently implemented price increases combined with the ongoing resolution of the manufacturing and supply issues we faced during the third quarter lead us to anticipate a sequential improvement in our financial and operating results since most of our expected orders have already been booked for the fourth quarter.  As a result, we continue to expect fourth quarter revenues to be in the range of $240 million to $260 million and earnings to be between $0.70 and $0.80 per diluted share before any additional acquisition expenses or Quinn’s financial results.
“We are currently in the process of developing our preliminary outlook for 2012, and we anticipate providing guidance in our fourth quarter earnings news release,” Glick added.

CONFERENCE CALL

Lufkin will discuss its third quarter financial results in a conference call today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).  To listen to the call, dial (480) 629-9771 and ask for the Lufkin Industries call at least 10 minutes prior to the start of the call. It will also be broadcast live via the Internet and can be accessed through the Investor Relations section of Lufkin’s website at www.lufkin.com under “Events and Presentations.”  A telephonic replay will be available through November 3 by dialing (303) 590-3030 and entering reservation number 4473678#.
 Lufkin Industries, Inc. sells and services oilfield pumping units, foundry castings and power transmission products throughout the world.  The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management.  When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements.  Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company.  These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.  The Company does not intend to update these forward-looking statements and information.
(Tables to follow)

 LUFKIN INDUSTRIES, INC.
Financial Highlights
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Sales	$231,714	$172,138	$652,870	$452,107
Cost of sales	177,824	128,823	495,422	342,828
Gross profit	53,890	43,315	157,448	109,279

Selling, general and administrative expenses	25,404	22,514	80,492	62,155
Acquisition expenses	4,521	-	4,521	-
Litigation reserve	-	1,000	-	1,000
Operating income	23,965	19,801	72,435	46,124

Other income (expense), net	(150)	(64)	(415)	(451)

Earnings from continuing operations before income tax provision	23,815	19,737	72,020	45,673

Income tax provision	9,390	7,105	26,744	16,442
Earnings from continuing operations	14,425	12,632	45,276	29,231

Earnings (loss) from discontinued operations net of tax	-	5	-	(12)
Net earnings	$14,425	$12,637	$45,276	$29,219

Basic earnings per share:
Earnings from continuing operations	$0.48	$0.42	$1.49	$0.98
Earnings from discontinued operations	$-	$-	$-	$-
Net earnings	$0.48	$0.42	$1.49	$0.98

Diluted earnings per share:
Earnings from continuing operations	$0.47	$0.42	$1.47	$0.97
Earnings from discontinued operations	$-	$-	$-	$-
Net earnings	$0.47	$0.42	$1.47	$0.97

Dividends per share	$0.125	$0.125	$0.375	$0.375

LUFKIN INDUSTRIES, INC.
Balance Sheet Highlights
(In thousands)

	Sep. 30,	Dec. 31,
	2011	2010
Current assets	368,672	345,197
Total assets	723,399	621,078
Current liabilities	114,050	84,577
Long-term debt	20,000	-
Shareholders' equity	530,853	485,960
Working capital	254,622	260,620

LUFKIN INDUSTRIES, INC.
Division Performance
(In thousands)

		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2011	2010	2011	2010
Sales:
	Oilfield	$183,505	$129,487	$516,149	$333,672
	Power Transmission	48,209	42,651	136,721	118,435

	Total	$231,714	$172,138	$652,870	$452,107

			Sept. 30,	June 30,	Sept. 30,
			2011	2011	2010
Backlog:
	Oilfield		$166,747	$195,254	$105,576
	Power Transmission		123,198	125,276	101,564

	Total		$289,945	$320,530	$207,140

LUFKIN INDUSTRIES, INC.
Reconciliation of Net Income under U.S. GAAP to Adjusted Net Earnings
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Earnings from continuing operations	$14,425	$12,632	$45,276	$29,231
Plus:
Acquisition expenses, net of tax	3,710	-	3,710	-
Litigation reserve, net of tax	-	640	-	640
General liability accrual, net of tax	-	-	640	-
IP legal expense, net of tax	-	-	544	-
Adjusted net earnings from continuing operations	$18,135	$13,272	$50,170	$29,871

Diluted earnings per share:
Earnings from continuing operations	$0.47	$0.42	$1.47	$0.97
Plus:
Acquisition expenses, net of tax	0.12	-	0.12	-
Litigation reserve, net of tax	-	0.02	-	0.02
General liability accrual, net of tax	-	-	0.02	-
IP legal expense, net of tax	-	-	0.02	-
Adjusted net earnings	$0.59	$0.44	$1.63	$0.99

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